EXHIBIT 99.1

Acorn Energy Second Quarter Revenue up 116% to $7.8 Million;
Quarterly and Six Month gross profit grow 238% and 183% respectively

MONTCHANIN, Del., August 13, 2009/ —Acorn Energy Inc. (Nasdaq: ACFN -News) an energy technology holding company, today announced results for the second quarter ended June 30, 2009. Below are the highlights from the three month and six month periods:

Q2 2009 Highlights

•	Revenues increased by 116% to $7.8 million
•	Gross profit increased by 238% to $3.5 million
•	CoaLogix revenues increased by 236% to $4.5 million
•	CoaLogix gross profit increased by $1.3 million or 370%
•	DSIT was profitable

Six Month Highlights

•	Revenue increased 106% to $16.3 million
•	Gross Profit increased by 183% to $6.9 million
•	CoaLogix revenues increased 176% to $9.9 million
•	CoaLogix gross profit increased 215% or $2.4 million
•	Both CoaLogix and DSIT were profitable

"Results for the quarter reflect our consistent business strategy of investing in innovative companies with strong management that address major problems in the energy industry.  We continue to see opportunities for significant growth as each of our companies expand their product offerings, broaden their markets and build solid reputations for quality solutions and services throughout the industry,” said John Moore, CEO of Acorn Energy.

Q2 Financial Review

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Revenues in the second quarter of 2009 increased by $4.2 million or 116% to $7.8 million. The increase in revenues was primarily due to the increased revenues at CoaLogix, which increased by $3.2 million to $4.5million compared to second quarter 2008 revenues. An additional increase of $1.1 million is attributable to the acquisition of Coreworx in August 2008.  DSIT revenues decreased slightly from $2.2 million to $2.1 million. The increase in CoaLogix revenues was due to increased penetration in the regeneration market combined with the ability to process more SCR modules facilitated by the completion of a plant expansion in the fourth quarter 2008.

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Gross profit in the second quarter of 2009 increased by $2.5 million or 238% as compared to the second quarter of 2008. The increase in gross profit was attributable to the inclusion of Coreworx gross profit in the second quarter of 2009 of $0.9 million and increased gross profit at CoaLogix of $1.3 million, an increase of 370%, and $0.3 million at DSIT, an increase of 37%. Gross margins for CoaLogix increased to 36% in the second quarter of 2009 from 25% in the second quarter of 2008. Gross margin in DSIT increased from 31% in the second quarter of 2008 to 44% in the second quarter of 2009 due to higher margin projects worked on in 2009 in DSIT’s Naval and RT Solutions segment.

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Selling, general and administrative expenses ("SG&A") in the second quarter of 2009 increased by $2.2 million as compared to the second quarter of 2008. A portion of the increase was attributable to the inclusion in 2009 of Coreworx's SG&A costs of $1.7 million. CoaLogix's SG&A costs in the second quarter of 2009 increased by $0.7 million as compared to the second quarter of 2008, reflecting increased overhead costs resulting from the company's growth and legal fees associated with the EES and Evonik lawsuits. DSIT's SG&A costs were relatively unchanged. Corporate general and administrative costs decreased by $0.2 million reflecting the effects of the Company's efforts to reduce overhead costs.

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Subsequent to the end of the quarter, Acorn repaid corporate debt of $3.4 million in principal and $68,000 of outstanding interest related to the acquisition of Coreworx in August of 2008. Following the repayment of the debt, the company has unrestricted cash of $7.5 million and restricted cash of $2.7 million.

Investor Conference Call – Thursday, August 13 at 2:00 pm Eastern Time

The company will host an investor call today, August 13th at 2:00 pm ET to discuss its second quarter 2009 results and developments at the Company. To participate in the conference call, please dial (800) 860-2442 or (412) 858- 4600 (Intl) (no pass code required). . The call will also be broadcast live on the Internet at www.acornenergy.com.

If you are unable to participate in the live call, a digital replay of the call will be available from Thursday, August 13, 2009 at 4:00 PM through 9:00 AM on August 21, 2009 by dialing (877) 344-7529 and entering account # 432878. An archive of the webcast will be available approximately two hours after the conclusion of the call through August 21, 2009.

About Acorn Energy, Inc.

Acorn Energy, Inc. is a publicly traded holding company with equity interests in CoaLogix, Coreworx, DSIT and Gridsense. These companies leverage advanced technologies to transform and upgrade the energy infrastructure around the world. Acorn companies are focused on three problems in the energy sector: improving the efficiency of the energy grid, reducing the risk for owners of large energy assets, and reducing the environmental impact of the energy sector. Acorn's strategy is to take primarily controlling positions in companies led by great entrepreneurs. For more information visit http://www.acornenergy.com

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that CoaLogix, DSIT or Coreworx will continue to grow their respective businesses. A complete discussion of the risks and uncertainties which may affect Acorn Energy's business generally is included in "Risk Factors" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

ACORN ENERGY, INC. AND SUBSIDIARIES
Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Six months ended		Three months ended
	June 30,		June 30,
	2008	2009	2008	2009
Sales
Catalytic regeneration services	$3,601	$9,937	$1,352	$4,547
Projects	4,041	4,002	2,133	2,036
Software license and services	—	2,102	—	1,075
Other	260	217	122	122
	7,902	16,258	3,607	7,780
Cost of sales
Catalytic regeneration services	2,498	6,466	1,007	2,931
Projects	2,777	2,351	1,470	1,132
Software license and services	—	416	—	145
Other	197	156	98	82
	5,472	9,389	2,575	4,290
Gross profit	2,430	6,869	1,032	3,490
Operating expenses:
Research and development expenses, net of SRED credits of $1,016 in 2009	108	(348)	57	(624)
Impairments	516	80	268	10
Selling, general and administrative expenses	4,723	8,727	2,418	4,619
Total operating expenses	5,347	8,459	2,743	4,005
Operating loss	(2,917)	(1,590)	(1,711)	(515)
Gain on early redemption of convertible debentures	1,259	—	—	—
Finance income (expense), net	(2,900)	(84)	88	85
Gain on sale of Comverge shares	5,782	1,227	5,782	810
Income (loss) before taxes on income	1,224	(447)	4,159	380
Tax benefit (expense) on income	2	—	(640)	—
Income (loss) from operations of the Company and its consolidated subsidiaries	1,226	(447)	3,519	380
Share in losses of GridSense	(134)	(129)	(134)	—
Share in losses of Paketeria	(661)	—	(374)	—
Net income (loss)	431	(576)	3,011	380
Net (income) loss attributable to non-controlling interests	80	(144)	89	(37)
Net income (loss) attributable to Acorn Energy Inc.	$511	$(720)	$3,100	$343
Basic and diluted earnings per share attributable to Acorn Energy Inc.:
Net income (loss) per share attributable to Acorn Energy Inc. – basic	$0.05	$(0.06)	$0.28	$0.03
Net income (loss) per share attributable to Acorn Energy Inc. – diluted	$0.04	$(0.06)	$0.26	$0.03
Weighted average number of shares outstanding attributable to Acorn Energy Inc. – basic	11,138	11,456	11,243	11,377
Weighted average number of shares outstanding attributable to Acorn Energy Inc. – diluted	11,995	11,456	12,138	11,553

ACORN ENERGY, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except share and per share data)

	As of December 31, 2008	As of June 30, 2009
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$15,142	$14,612
Restricted deposit	2,157	2,592
Accounts receivable, net	4,524	3,679
Unbilled work-in-process	581	1,880
Inventory	1,148	1,544
Available for sale - Investment in Comverge	—	392
Other current assets	2,080	1,944
Total current assets	25,632	26,643
Property and equipment, net	2,447	2,497
Available for sale - Investment in Comverge	2,462	—
Investment in GridSense	129	—
Investment in EnerTech	1,117	1,537
Funds in respect of employee termination benefits	1,677	1,739
Restricted deposit	579	561
Other intangible assets, net	10,357	10,067
Goodwill	6,342	6,425
Other assets	313	344
Total assets	$51,055	$49,813
LIABILITIES AND EQUITY
Current liabilities:
Short-term bank credit and current maturities of long-term debt	$445	$200
Notes payable	3,400	3,400
Trade accounts payable	2,285	1,449
Accrued payroll, payroll taxes and social benefits	1,314	1,126
Other current liabilities	4,350	3,561
Total current liabilities	11,794	9,736
Long-term liabilities:
Liability for employee termination benefits	2,651	2,689
Other liabilities	487	561
Total long-term liabilities	3,138	3,250
Equity:
Acorn Energy Inc. Common stock - $0.01 par value per share:
Authorized – 20,000,000 shares; Issued –12,454,528 at December 31, 2008 and June 30, 2009	124	124
Additional paid-in capital	54,735	55,746
Warrants	1,020	1,020
Accumulated deficit	(17,587)	(18,307)
Treasury stock, at cost – 841,286 and 1,258,681 shares for December 31, 2008 and June 30, 2009, respectively	(3,719)	(4,781)
Accumulated other comprehensive income (loss)	(425)	57
Total Acorn Energy Inc. shareholders’ equity	34,148	33,859
Non-controlling interests	1,975	2,968
Total equity	36,123	36,827
Total liabilities and equity	$51,055	$49,813